April 2, 2018

To our valued shareholders:

Thanks to our friends and family who invested in Kelvin Medical, we began trading on the OTC market at the end of November 2017; our symbol is KVMD.

However, I was notified on March 20, 2018, of a temporary halt the Securities and Exchange Commission (SEC) placed on our Trading Symbol.  I was notified by our legal counsel, who, like many of our shareholders was alerted through IHUB.  I had no knowledge of the suspension, and did not get formal notification from the SEC until later that week with regard to the temporary suspension and the halt on our trading.  The notification letter stated the following:

"It appears to the Securities and Exchange Commission ("Commission") that there is a lack of adequate and accurate information concerning the securities of Kelvin Medical, Inc. ("KVMD") (CIK No. 0001679836) regarding, among other things, the nature of the company's business operations since at least January 18, 2018. Questions have also arisen concerning potential manipulative activity in the securities of the company."
I have spent a great deal of time attempting to understand the reasons behind the temporary suspension.  I've researched other companies, as well as CEO statements and still have no knowledge as to why this happened. Kelvin Medical has been fully reporting from day one.  Kelvin Medical is a viable company, we continue to move forward with the execution of our business plan, and are intent on bringing our Therm-N-Ice to the public.  Further, we continue to work on developing plans to design and engineer future medical devices and telehealth wearables.
Bringing Therm-N-Ice to people who can truly benefit from it has been, and continues to be, my dream.
Additionally, I received notice from the Depository Trust Company DTC, where shares of Kelvin Medical may be deposited electronically, on Friday, March 23, 2018, that there was a global lock on our DTC account – which is based on the temporary suspension imposed by the SEC.
On March 22, 2018, we filed a Form 8-K with the SEC regarding recent events, including the discussion of the temporary trading suspension of our stock. I am at a loss as to why the SEC would question the company's business operations; we continue to develop the Therm-N-Ice proto-type and are researching and setting out plans to create additional wearables that will benefit those who are suffering from various injuries.
As all of our shareholders whom purchased KVMD pursuant to the Form S-1 Registration Statement, which received Effect in January 2017, (all of whom were friends, family, and/or business associates) know, pulling the company together, getting Therm-N-Ice out to the public, and having the chance to work on developing medical devices, has been my passion.
I have also seen on IHUB messages from people (I'm not sure if they are investors, having purchased shares in the public market, or if they are just people who stir things up) who simply want to bash the company, bash people associated with the Company, and say things that just are not true.  I do not know if this is done in order to drive the price of the stock down so that these people can get their hands on more stock, or for some other reason.  I do know that we intend to keep moving forward and can only hope that this is an obstacle that we will be able to quickly resolve.
All of this is really only my opinion and should not be relied upon for investment purposes or as advice to buy or sell our securities.  I am also required to put this disclosure here to ensure that all of you know this is only my opinion.
Sincerely,
/s/William Mandel
William Mandel, MBA
President/CEO
Kelvin Medical, Inc.
www.kelvinmedical.com